Exhibit 99.2

MATERIAL SCIENCES CORPORATION

RECORDS GOODWILL IMPAIRMENT CHARGE

(ELK GROVE VILLAGE, IL, May 12, 2004—Material Sciences Corporation NYSE:MSC), a leading provider of material-based solutions for electronic, acoustical/thermal and coated metal applications, today announced it completed its annual assessment of impairment of goodwill in the fourth quarter of fiscal 2004. Based on the assessment of the goodwill associated with its acquisition of Goldbach Automobil Consulting (GAC), MSC recorded a pretax charge of $6.7 million. The non-cash charge resulted from slower growth in penetrating the European brake market than was previously projected. In addition, the company experienced delays in the negotiation of definitive agreements with a potential strategic partner related to the marketing and sales of Quiet Steel® in Europe.

“The fourth quarter charge for the impairment of assets from continuing operations resulted from an ongoing review of our business,” said Ronald L. Stewart, president and chief executive officer. “Although we believe MSC can translate the U.S. success of its brake damper and Quiet Steel solutions to Europe, our action reflects the reality of the current business environment and timing of recent negotiations with a potential European partner.”

About Material Sciences

Material Sciences Corporation is a leading provider of material-based solutions for electronic, acoustical/thermal and coated metal applications. MSC uses its expertise in materials, which it leverages through relationships and a network of partners, to solve customer-specific problems, overcoming technical barriers and enhancing performance. MSC differentiates itself on the basis of its strong customer orientation, knowledge of materials combined with a deep understanding of its markets, and the offer of specific value propositions that define how it will create and share economic value with its customers. The company’s stock is traded on the New York Stock Exchange under the symbol MSC and is included in the Standard & Poor’s SmallCap 600 Index and the Russell 2000 Index.

This news release contains forward-looking statements that are based on current expectations, forecasts and assumptions. MSC cautions the reader that the following

News Release

May 12, 2004

factors could cause its actual outcomes and results to differ materially from those stated or implied in the forward-looking statements: the company’s ability to successfully implement its restructuring and cost reduction plans and achieve the benefits it expects from these plans; changes in the business environment, including the transportation, building and construction, electronics and durable goods industries; competitive factors (including changes in industry capacity); acceptance of brake damping materials, engine components and body panel laminate parts (Quiet Steel) by customers in North America and Europe; proceeds and costs associated with the potential sale or idling of facilities or other assets; increases in the prices of raw and other material inputs used by the company; continuation of current interest rates; and other factors, risks and uncertainties detailed from time to time in the company’s filings with the Securities and Exchange Commission. MSC undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

Information about Material Sciences through the Internet is available at www.matsci.com and www.frbinc.com.

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